EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

Board of Directors

Workhorse Group Inc.

We consent to the incorporation by reference in the following Registration Statements:

i.	Form S-8 Registration Statements File No. 333-193425 filed with the SEC on January 17, 2014;
ii.	Form S-8 Registration Statements File No.333-196631 filed with the SEC on June 10, 2014; and
iii.	Form S-3/A Registration Statement File No. 333-213100 filed with the SEC on December 12, 2016.

of our report dated March 14, 2017 on our audits of the balance sheets of Workhorse Group Inc. as of December 31, 2016 and 2015 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended included in this Form 10-K.

/s/ Clark, Schaefer, Hackett & Co.
Cincinnati, Ohio
March 14, 2017